Exhibit 99.2
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
     We hereby consent to the use in the Registration Statement on Form S-4 of Pfizer Inc. (the “Registration Statement”), and in the proxy statement/prospectus of Pfizer Inc. and Wyeth which is part of the Registration Statement, of our opinion dated January 25, 2009, appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and the references to our name contained therein under the headings “Chapter One — The Merger — Summary — Opinions of Wyeth’s Financial Advisors,” “Chapter One — The Merger — Proposal 1: The Merger — Background of the Merger,” “Chapter One — The Merger — Proposal 1: The Merger — Wyeth’s Reasons for the Merger; Recommendation of the Wyeth Board of Directors,” and “Chapter One — The Merger — Proposal 1: The Merger — Opinions of Wyeth’s Financial Advisors — Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Javier Graña
	Name:	Javier Graña
	Title:	Executive Director

New York, New York
March 27, 2009